Exhibit 99.1

Atlantic Coast Financial Corporation Reports Third Quarter 2011 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--October 27, 2011--Atlantic Coast Financial Corporation (the "Company")(NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the third quarter and nine months ended September 30, 2011.

For the third quarter of 2011, the Company reported a net loss of $1.4 million, down from a net loss of $1.5 million in the second quarter of 2011 and a net loss of $2.2 million in the year-earlier quarter. The net loss was equal to $0.55 per diluted share versus $0.61 per diluted share in the second quarter of 2011 and $0.83 per diluted share in the third quarter of 2010 (as adjusted for the completion of the Company's second-step conversion in February 2011). For the first nine months of 2011, the net loss totaled $6.3 million compared with a net loss in the year-earlier period of $9.0 million. On an adjusted basis, the net loss was equal to $2.52 per diluted share versus $3.49 per diluted share for the first nine months of 2010.

Notable highlights of the third quarter report included:

  The Bank remained well capitalized in the third quarter of 2011, with a Tier 1 (core) capital ratio of 6.22% and a Total risk-based capital ratio of 11.08% at September 30, 2011.
  Non-performing assets at September 30, 2011, increased to $51.3 million from $47.0 million on a linked-quarter basis at June 30, 2011, and compared with $30.2 million at September 30, 2010.
  Annualized net charge-offs to average loans increased slightly to 1.99% for the third quarter of 2011 from 1.95% for the second quarter of 2011; annualized net charge-offs were 1.54% in the year-earlier third quarter.
  The Company sold $85.0 million of mortgage-backed securities to lock-in net gains of approximately $2.5 million on securities susceptible to a high risk of prepayment following a steep decline in mortgage rates.
  Total assets were $792.4 million at September 30, 2011, compared with $892.6 million at September 30, 2010, as the Company has continued to manage its asset size within its overall capital management strategy.

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 6.22%, 9.82%, and 11.08%, respectively, at September 30, 2011. As such, they continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. However, under an Individual Minimum Capital Requirement agreement ("IMCR") dated May 13, 2011, between the Bank and the Office of the Thrift Supervision, the minimum required Tier 1 leverage ratio for the Bank was 7% as of September 30, 2011. Consistent with the terms of the IMCR, the Bank expects to be notified by the Office of the Comptroller of the Currency (the "OCC"), the successor agency to the Office of Thrift Supervision, that it must submit a capital plan for their approval that defines the actions and timeline necessary to achieve the 7% capital ratio level.

Commenting on the third quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "While we are pleased with the progress made on certain initiatives, we are disappointed by the overall negative outlook for economic activity that prevailed in the third quarter, the continuing high unemployment in our local markets and the resulting asset quality performance for the quarter. Charge-offs on single family residential and home equity loans increased slightly during the quarter, but, in general, our elevated asset quality indicators continue to be reflective of the stagnant economic recovery. Also, as stated in the prior two quarters reported results, the increased amount of non-performing assets in part results from the growing extension of time involved in the foreclosure process in Florida. Nonetheless, our aggressive stance in managing asset quality resulted in a $1.9 million or 23% quarter-over-quarter reduction in other real estate owned. Unfortunately, this was more than offset by a previously restructured $3.7 million commercial real estate loan relationship that was reclassified as non-performing during the third quarter of 2011."

Continuing, Frankland added, "Ongoing asset quality challenges, combined with a smaller balance sheet, have put a stress on earnings. This stress was mitigated by the opportunistic sale of securities during the third quarter, which positively affected the quarter's results and reduced the risk to future earnings from prepayments. We continue to see results from our mortgage warehouse lending and small business initiatives that exceed projections. Looking to the future, we expect the implementation of our expense reduction initiatives to reduce non-interest expenses (before collection and foreclosure expenses) by 15% by the first quarter of 2012. Longer term, we are assessing our core operational platform to maximize the delivery of high customer service in an efficient and scalable manner."

In conclusion, Frankland said, "Our management team is committed to transitioning the Bank to a retail community banking model and recently implemented a sales performance and measurement program at all levels of the organization. To meet our capital goals, we will actively consider all strategic alternatives for achieving the required capital levels that are in the best interest of our stockholders, customers and employees."

Asset Quality	At and for the Three Months Ended
	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010	Sept. 30, 2010
	($ in millions)
Non-performing loans (NPL)	$44.2	$38.0	$28.1	$21.6
Non-performing loans to total loans	8.31%	7.00%	4.99%	3.67%
Other real estate owned (OREO) and repossessed assets	$7.1	$9.0	$10.0	$8.6
Non-performing assets (NPA)	$51.3	$47.0	$38.1	$30.2
Non-performing assets to total assets	6.47%	5.86%	4.60%	3.38%
Performing troubled debt restructurings (PTDR)	$15.9	$14.4	$26.3	$20.9
Total non-performing assets and PTDR	$67.2	$61.4	$64.4	$51.1

  The increase in NPL in the third quarter 2011 on a linked-quarter basis reflected primarily the reclassification to non-performing of a $3.7 million commercial relationship, principally secured by income-producing property in Florida. This loan, which was first restructured in 2010, and was further restructured to enable the income from the collateral to service the debt and has been classified as non-performing. Other NPL categories remained relatively flat quarter over quarter.
  OREO balances declined as the Bank's $1.7 million participation in a condominium-hotel project in Orlando, Florida, was sold during the quarter. NPA and PTDR increased on a linked-quarter basis due to the higher NPL described above and increased TDR, primarily for one-to-four family loans.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Nine Months Ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept 30, 2010
		($ in millions)
Provision for loan losses	$4.4	$3.0	$3.1	$10.2	$14.3
Allowance for loan losses	$15.2	$13.7	$11.0	$15.2	$11.0
Allowance for loan losses to total loans	2.85%	2.52%	1.87%	2.85%	1.87%
Allowance for loan losses to non-performing loans	34.35%	36.00%	50.83%	34.35%	50.83%
Net charge-offs	$2.9	$2.8	$2.4	$8.3	$17.2
Net charge-offs to average outstanding loans	1.99%	1.95%	1.54%	1.89%	3.68%

  The quarter-over-quarter increase in provision for loan losses was due primarily to reserves provided for higher non-accrual and impaired loans.
  The decrease in the provision for loan losses for the first nine months of 2011 versus the year-earlier period was due to higher net charge-offs in 2010.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
	($ in millions)
Net interest income	$5.5	$5.4	$5.9	$16.2	$17.8
Net interest margin	2.89%	2.86%	2.78%	2.84%	2.78%

  The Company's higher net interest income for the third quarter of 2011 on a linked-quarter basis reflected primarily a decrease in the cost of deposits.
  The decline in net interest income for the third quarter of 2011 from the year-earlier quarter was due mainly to a lower level of net interest-earning assets in 2011, as the Company continued to reduce its balance sheet as part of its capital management strategy.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept 30, 2010
	($ in millions)
Non-interest income	$4.7	$2.6	$1.6	$9.1	$5.6
Non-interest expense	$7.1	$6.5	$6.5	$21.5	$18.1
Efficiency ratio	69.90%	81.83%	87.42%	84.67%	77.25%

  The increase in non-interest income for the third quarter of 2011 on a linked-quarter basis as well as in comparison to the year-earlier quarter primarily reflected increased gains on sales of available-for-sale securities of $1.9 million and $2.9 million, respectively.
  Gains from the sale and servicing of Small Business Administration loans contributed to the higher amount of non-interest income for the third quarter of 2011.
  The increase in year-to-date non-interest income compared with the first nine months of 2010 reflected trends similar to those in the third quarter.
  In the third quarter of 2011, the Company recorded additional write-downs of $829,000 on OREO, contributing to higher expenses on foreclosed assets for the quarter and higher non-interest expense compared with the second quarter of 2011.
  For the first nine months of 2011, higher expenses of $315,000 on foreclosed assets, higher certain outside professional services of $346,000 primarily related to the Bank's mortgage banking operations, together with the first quarter impact of $783,000 of expense related to the restoration of supplemental executive retirement plans (SERP) that partially vested with the completion of the Company's second-step conversion and offering in February 2011, accounted for the comparative increase in non-interest expense. Elevated foreclosure and collections expenses are expected to continue in the near term due to the extended amount of time involved in the Florida foreclosure process.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010	Sept. 30, 2010
Total assets	$792,402	$801,774	$827,442	$892,612
Cash and cash equivalents	15,323	27,824	8,550	21,643
Securities available for sale	130,052	125,293	149,090	176,528

Loans held for sale	64,280	52,617	49,318	49,597
Loans receivable, gross	532,174	543,276	563,096	586,735
Allowance for loan losses	15,188	13,684	13,344	10,955
Loans receivable, net	516,986	529,592	549,752	575,780

Total deposits	507,938	497,526	528,497	570,363
Federal Home Loan Bank advances	135,000	151,000	150,000	167,765
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800
Stockholders' equity	50,697	54,081	44,791	51,405

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Interest income	$9,610	$11,199	$29,035	$34,093
Interest expense	4,098	5,316	12,793	16,311
Net interest income	5,512	5,883	16,242	17,782
Provision for loan losses	4,419	3,090	10,183	14,306
Net interest income after provision for loan losses	1,093	2,793	6,059	3,476
Non-interest income	4,654	1,558	9,099	5,584
Non-interest expense	7,106	6,505	21,456	18,050
Loss before income taxes	(1,359)	(2,154)	(6,298)	(8,990)
Income tax expense	--	--	--	--
Net loss	$(1,359)	$(2,154)	$(6,298)	$(8,990)

Net loss per basic and diluted share	$(0.55)	$(0.83)	$(2.52)	$(3.49)

Basic and diluted weighted average shares outstanding	2,484	2,581	2,497	2,578

Net loss per basic and diluted shares, as well as the number of basic and diluted shares outstanding, have been restated to give effect to the Company's conversion from a mutual holding company structure to a stock holding company form of organization, which was completed on February 3, 2011. In the conversion and offering, the Company issued 0.1960 share of Atlantic Coast Financial Corporation common stock for each share of Atlantic Coast Federal Corporation common stock previously outstanding (other than those owned by Atlantic Coast Federal, MHC) and sold approximately 1,711,000 new shares of common stock. The net loss per basic and diluted share for the third quarter ended September 30, 2010, as originally reported, was $0.16, and the number of basic and diluted weighted average shares outstanding for that quarter, as reported, was 13,169,000.

The net loss per basic and diluted share for the nine months ended September 30, 2010, as originally reported, was $0.68, and the number of basic and diluted weighted average shares outstanding for the nine months ended September 30, 2010, as reported, was 13,151,000.

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended Sept. 30,		At and for the Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Interest rate information
Net interest spread	2.72%	2.65%	2.69%	2.64%
Net interest margin	2.89%	2.78%	2.84%	2.78%

Average balances
Loans receivable	$586,798	$617,473	$586,931	$621,703
Total interest-earning assets	762,396	846,453	762,694	852,792
Total assets	810,415	899,207	811,281	904,134
Deposits	503,102	572,524	506,854	575,538
Total interest-bearing liabilities	711,435	804,232	712,957	807,255
Total liabilities	755,952	845,816	756,778	848,069
Stockholders' equity	54,463	53,391	54,503	56,065

Performance ratios (annualized)
Return on average total assets	-0.67%	-0.96%	-1.04%	-1.33%
Return on average stockholders' equity	-9.98%	-16.14%	-15.41%	-21.38%
Ratio of operating expenses to average total assets	3.51%	2.89%	3.53%	2.66%
Efficiency ratio	69.90%	87.42%	84.67%	77.25%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.16%	105.25%	106.98%	105.64%

Asset quality ratios
Non-performing loans	$44,209	$21,553	$44,209	$21,553
Foreclosed assets	7,077	8,604	7,077	8,604
Impaired loans	46,823	36,656	46,823	36,656
Non-performing assets to total assets	6.47%	3.38%	6.47%	3.38%
Non-performing loans to total assets	5.58%	2.41%	5.58%	2.41%
Non-performing loans to total loans	8.31%	3.67%	8.31%	3.67%
Allowance for loan losses to non-performing loans	34.35%	50.83%	34.35%	50.83%
Allowance for loan losses to total loans	2.85%	1.87%	2.85%	1.87%
Net charge-offs to average outstanding loans (annualized)	1.99%	1.54%	1.89%	3.68%

Capital ratios
Stockholders' equity to total assets	6.40%	5.76%	6.40%	5.76%
Average stockholders' equity to average total assets	6.72%	5.94%	6.72%	6.20%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., Chief Financial Officer, 904-565-8570